Exhibit 99.1

NETSUITE ANNOUNCES PROPOSED PRIVATE OFFERING OF CONVERTIBLE SENIOR NOTES

SAN MATEO, Calif.—May 28, 2013—NetSuite Inc. (NYSE: N) (“NetSuite”) today announced that it plans to offer, subject to market and other conditions, $270 million principal amount of its convertible senior notes due 2018 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). NetSuite expects to grant the initial purchasers an option to purchase up to an additional $40 million principal amount of notes solely to cover over-allotments.

The initial conversion rate, interest rate and certain other terms of the notes will be determined by negotiations between NetSuite and the initial purchasers. When issued, the notes will be senior unsecured obligations of NetSuite. The notes will pay interest semiannually. The notes will mature on June 1, 2018, unless repurchased or converted. Prior to March 1, 2018, the notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the business day immediately preceding the maturity date. Upon conversion, holders will receive cash, shares of NetSuite’s common stock or a combination thereof at NetSuite’s election. Holders of the notes will have the right to require NetSuite to repurchase all or some of their notes at 100% of their principal, plus any accrued and unpaid interest, upon the occurrence of certain events.

NetSuite intends to use the net proceeds from the offering for working capital and other general corporate purposes, including to fund possible acquisitions of, or investments in, complementary businesses, products, services, technologies and capital expenditures. NetSuite has not entered into any agreements or commitments with respect to any acquisitions or investments at this time. NetSuite also intends to use a portion of the net proceeds to repurchase up to $30 million of shares of NetSuite’s common stock. Shares repurchased with proceeds from the offering may be repurchased in privately negotiated transactions or through other open market transactions. If NetSuite repurchases shares of its common stock concurrently with the offering, it will do so from purchasers of notes in privately negotiated transactions effected through one of the initial purchasers or an affiliate thereof as its agent. NetSuite expects the purchase price per share of the common stock repurchased in such transactions to equal the closing price per share of its common stock on the date of the pricing of the offering. These share repurchase transactions, if any, could have the effect of increasing, or limiting a decrease in, the market price of NetSuite’s common stock.

The notes and the shares of NetSuite’s common stock issuable upon conversion of the notes, if any, have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offers of the securities will be made only by means of a private offering memorandum pursuant to Rule 144A under the Securities Act.